Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE SECOND QUARTER OF FISCAL 2022

Keene, N.H. April 29, 2022 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.38 per unit for the second quarter of fiscal 2022, payable on May 25, 2022 to owners of record on May 13, 2022. Natural gas sold during the first calendar quarter of 2022 is the primary source of royalty income on which the May 2022 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.38 per unit is 171.43%, or $0.24 per unit, higher than the distribution of $0.14 per unit for the second quarter of fiscal 2021. For the quarter ending April 30, 2022, the impact on royalty income of higher gas prices easily offset both the lower gas sales and lower average exchange rate. There were no adjustments during either the second quarter of fiscal 2022 or 2021. Royalty income under the Mobil Sulfur Agreement was $70,618 and $36,411 for the second quarters of fiscal 2022 and 2021, respectively. Additional details will be included in the earnings press release scheduled for publication on or about May 13, 2022.

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the first calendar quarters of 2022 and 2021.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	1st Calendar Quarter Ended 3/31/2022	1st Calendar Quarter Ended 3/31/2021	Percentage Change
Gas Sales (Bcf) [1]	3.605	4.354	-17.20%
Gas Prices[2] (Ecents/Kwh)[3]	5.1442	1.5395	+234.15%
Average Exchange Rates[4]	1.0883	1.2020	-9.46%
Gas Royalties	$2,307,437	$921,896	+150.29%
OEG Agreement
Gas Sales (Bcf)	13.123	14.495	-9.47%
Gas Prices (Ecents/Kwh)	5.2460	1.5700	+234.14%
Average Exchange Rates	1.0867	1.2022	-9.61%
Gas Royalties	$1,257,976	$383,843	+227.73%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from November-January period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The cumulative 12-month distribution, which includes the May 2022 distribution and the three prior quarterly distributions, is $0.92 per unit. This 12-month cumulative distribution is 196.77% or $0.61 per unit higher than the prior cumulative 12-month distribution of $0.31 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.